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                                                                     Exhibit 3.7

                            CERTIFICATE OF CORRECTION
                                     TO THE
                          CERTIFICATE OF DESIGNATION OF
                                  iPARTY CORP.
                              FILED AUGUST 29, 2000

      iPARTY CORP., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, as follows:

      1. The Corporation's Restated Certificate of Incorporation was filed by the Delaware Secretary of State on June 30, 1998, and was amended, in relevant part, by the filing of the Certificate of the Designations, Powers, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation (the "Series E Certificate of Designations") by the Delaware Secretary of State on August 29, 2000.

      3. The Series E Certificate of Designations is an inaccurate record of the corporate action therein referred to. The specific inaccuracy is the dollar amount "$0.375" in line seven (7) of Section 4(a) of the Series E Certificate of Designations, which amount should be "$3.75".

      5. The inaccurate portion of the Certificate of Designations in corrected form is as follows:

4.    LIQUIDATION PREFERENCE.

               (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series E Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation and any certificate(s) of designation, powers, preferences and rights, and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to $3.75 per share (subject to

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                        adjustment in the event of stock splits, combinations or
                        similar events). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series E Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series E Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series E Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series E Preferred Stock and of such Parity Securities, if any.

      The remainder of the original Series E Certificate of Designations is accurate and shall remain in effect without change.

      IN WITNESS WHEREOF, iPARTY CORP. has caused this Certificate of Correction to be signed by its President and attested by its Secretary on this 31st day of October 2002.

                                    iPARTY CORP.



                              By:   /s/ SAL PERISANO
                                    -----------------
                                    Name:   Sal Perisano
                                    Title:  Chief Executive Officer




                          Attest:   /s/ DANIEL DEWOLF
                                    -----------------
                                    Name:   Daniel DeWolf
                                    Title:  Secretary